                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                AMENDMENT NO. 13

                             BURR-BROWN CORPORATION
                                (Name of Issuer)



                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)



                                   122574 10 6
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes.)


                      (Continued on the following pages(s))





                                Page 1 of 9 Pages

                                  SCHEDULE 13G



         CUSIP No.                122574 10 6                  Page 2 of 9 Pages



     1  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                 SARAH M. BROWN SMALLHOUSE

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                      (b) |X|


     3  SEC USE ONLY



     4  CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.


                              5  SOLE VOTING POWER
    NUMBER OF                    259,291
     SHARES
  BENEFICIALLY                6  SHARED VOTING POWER
    OWNED BY                     15,092,232 SHARES THROUGH LIMITED PARTNERSHIP
   REPORTING                          AGREEMENT DATED 10/7/88
  PERSON WITH                    262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES
                                 262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES.

                              7  SOLE DISPOSITIVE POWER
                                 259,291

                              8  SHARED DISPOSITIVE POWER
                                 15,092,232 SHARES THROUGH LIMITED PARTNERSHIP
                                      AGREEMENT DATED 10/7/88
                                 262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES
                                 262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 15,876,523

  10    CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES(1)(2)                                                     |X|

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 28.5%, BASED ON 55,697,731 SHARES OUTSTANDING ON 12/31/99

  12    TYPE OF REPORTING PERSON*

                 IN

(1) Includes 53,006 shares held by Sarah M. Brown Smallhouse as custodian for her minor children, and Sarah M. Brown Smallhouse disclaims beneficial ownership of the shares.
(2) Does not include 6,225 shares held by David C. Smallhouse, her spouse, and Sarah M. Brown Smallhouse disclaims beneficial ownership of the shares.

                                  SCHEDULE 13G




         CUSIP No.                122574 10 6                  Page 3 of 9 Pages



     1  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                 MARY B. BROWN

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                        (b) |X|

     3  SEC USE ONLY



     4  CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.

                              5  SOLE VOTING POWER
     NUMBER OF                   261,543
      SHARES
   BENEFICIALLY               6  SHARED VOTING POWER
     OWNED BY                    15,092,232 SHARES THROUGH LIMITED PARTNERSHIP
    REPORTING                    AGREEMENT DATED 10/7/88
   PERSON WITH                   262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES
                                 262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES.

                              7  SOLE DISPOSITIVE POWER
                                 261,543

                              8  SHARED DISPOSITIVE POWER
                                 15,092,232 SHARES THROUGH LIMITED PARTNERSHIP
                                      AGREEMENT DATED 10/7/88
                                 262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES
                                 262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 15,878,775

  10    CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            |_|

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 28.5%, BASED ON 55,697,731 SHARES OUTSTANDING ON 12/31/99

  12    TYPE OF REPORTING PERSON

                 IN

                                  SCHEDULE 13G



         CUSIP No.                122574 10 6                  Page 4 of 9 Pages



     1  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                 THOMAS R. BROWN, JR.

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                        (b) |X|

     3  SEC USE ONLY


     4  CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.

                              5  SOLE VOTING POWER
     NUMBER                      994,299
    OF SHARES
   BENEFICIALLY               6  SHARED VOTING POWER
    OWNED BY                     15,092,232 SHARES THROUGH LIMITED PARTNERSHIP
    REPORTING                         AGREEMENT DATED 10/7/88
   PERSON WITH                   262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES
                                 262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES.

                              7  SOLE DISPOSITIVE POWER
                                 994,299

                              8  SHARED DISPOSITIVE POWER
                                 15,092,232 SHARES THROUGH LIMITED PARTNERSHIP
                                      AGREEMENT DATED 10/7/88
                                 262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES
                                 262,500 SHARES HELD UNDER THE TESTAMENTARY
                                      TRUST OF HELEN MASON BROWN OF WHICH THOMAS
                                      R. BROWN, JR., MARY B. BROWN AND SARAH M.
                                      BROWN SMALLHOUSE ARE CO-TRUSTEES

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 16,611,531

  10    CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            |_|

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 29.8%, BASED ON 55,697,731 SHARES OUTSTANDING ON 12/31/99

  12    TYPE OF REPORTING PERSON

                 IN

                                  SCHEDULE 13G


         CUSIP No.                122574 10 6                  Page 5 of 9 Pages



     1  NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                 BROWN INVESTMENT MANAGEMENT LIMITED PARTNERSHIP
                 86-0619423

     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                        (b) |X|

     3  SEC USE ONLY


     4  CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.

                              5  SOLE VOTING POWER
     NUMBER                      15,092,232
   OF SHARES
  BENEFICIALLY                6  SHARED VOTING POWER
    OWNED BY                     0
   REPORTING
  PERSON WITH                 7  SOLE DISPOSITIVE POWER
                                 15,092,232

                              8  SHARED DISPOSITIVE POWER
                                 0

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 15,092,232

  10    CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            |_|

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 27.1%, BASED ON 55,697,731 SHARES OUTSTANDING ON 12/31/99

  12    TYPE OF REPORTING PERSON*

                 PARTNERSHIP

ITEM 1(A)         NAME OF ISSUER:

                  Burr-Brown Corporation

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6730 South Tucson Boulevard
                  Tucson, Arizona  85706

ITEM 2(A)         NAME OF PERSON FILING:

                  Thomas R. Brown, Jr.
                  Mary B. Brown
                  Sarah M. Brown Smallhouse
                  Brown Investment Management Limited Partnership

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  6730 South Tucson Boulevard
                  Tucson, Arizona  85706

ITEM 2(C)         CITIZENSHIP:

                  USA

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E)         CUSIP NUMBER:

                  122574 10 6

ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)    |_|     Broker of Dealer registered under Section 15 of the Act

         (b)    |_|     Bank as defined in Section 3(a)(6) of the Act

         (c)    |_|     Insurance Company as defined in Section 3(a)(19) of the
                        Act

         (d)    |_|     Investment Company registered under Section 8 of the
                        Investment Company Act

         (e)    |_|     Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940

         (f)    |_|     Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Section
                        240.13d-1(b)(1)(ii)(F)

         (g)    |_|     Parent Holding Company, in accordance with Section
                        240.13d-1(b)(1)(ii)(G) (NOTE: See Item 7)

         (h)    |_|     Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

         Not Applicable

ITEM 4.  OWNERSHIP.

         (a)      AMOUNT BENEFICIALLY OWNED:

                  As of December 31, 1999, the following shares of Burr-Brown Corporation Common Stock (the "Shares") were held of record:

                  -        Thomas R. Brown, Jr., 994,299 Shares
                  -        Mary B. Brown, 261,543 Shares
                  -        Sarah M. Brown Smallhouse, 259,291 Shares
                  - 262,500 Shares held under the testamentary trust of Helen Mason Brown for the benefit of Mary B. Brown of which Thomas R. Brown, Jr., Mary B. Brown and Sarah
                           M. Brown Smallhouse are Co-Trustees
                  - 262,500 Shares held under the testamentary trust of Helen Mason Brown for the benefit of Sarah M. Brown Smallhouse of which Thomas R. Brown, Jr., Mary B. Brown and Sarah M. Brown Smallhouse are Co-Trustees
                  - Brown Investment Management Limited Partnership, 15,092,232 Shares. The Shares in the Limited Partnership were beneficially owned by the reporting persons and were subject to a limited partnership agreement described as follows:

                           Brown Investment Management Limited Partnership Agreement dated October 7, 1988 among Thomas R. Brown, Jr., Mary B. Brown and Sarah M. Brown Smallhouse, as General Partners, and Thomas R. Brown, Jr., Mary B. Brown, Sarah M. Brown Smallhouse, Thomas
                           R. Brown, Jr. as Trustee under testamentary trust of Helen M. Brown FBO Mary B. Brown, and Thomas R. Brown, Jr. as Trustee under the testamentary trust of Helen M. Brown FBO Sarah M. Brown Smallhouse, as Limited Partners (the "Partnership Agreement"). Under the Partnership Agreement, the General Partners have shared voting and dispositive power over the Shares.

         (b)      PERCENT OF CLASS:

                  The Shares held by the Limited Partnership represent 27.1% of the outstanding Common Stock of Burr-Brown Corporation as of December 31, 1999. In total, the Shares held by Thomas R. Brown, Jr., Mary B. Brown and Sarah M. Brown Smallhouse individually represent 2.8% of the outstanding Common Stock of Burr-Brown Corporation as of December 31, 1999.


         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  Voting and dispositive power over the Shares is held as follows:

                  - Thomas R. Brown, Jr. holds sole power to vote and dispose of 994,299 Shares
                  - Mary B. Brown holds sole power to vote and dispose of 261,543 Shares
                  - Sarah M. Brown Smallhouse holds sole power to vote and dispose of 259,291 Shares
                  -        Thomas R. Brown, Jr., Mary B. Brown and Sarah M.
                           Brown Smallhouse have shared voting and dispositive power over the 15,092,232 Shares held in the Limited Partnership
                  -        Thomas R. Brown, Jr., Mary B. Brown and Sarah M.
                           Brown Smallhouse have shared voting and dispositive power over the 262,500 Shares held under the testamentary trust of Helen Mason Brown for the benefit of Mary B. Brown of which Thomas R. Brown, Jr., Mary B. Brown and Sarah M. Brown Smallhouse are Co-Trustees
                  -        Thomas R. Brown, Jr., Mary B. Brown and Sarah M.
                           Brown Smallhouse have shared voting and dispositive power over the 262,500 Shares held under the testamentary trust of Helen Mason Brown for the benefit of Sarah M. Brown Smallhouse of which Thomas
                           R. Brown, Jr., Mary B. Brown and Sarah M. Brown Smallhouse are Co-Trustees

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATION. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    /s/ Thomas R. Brown, Jr.
                                    --------------------------------------------
                                    Thomas R. Brown, Jr.

                                    /s/ Thomas R. Brown, Jr.
                                    --------------------------------------------
                                    Thomas R. Brown, Jr., as Trustee of Trust
                                    Agreement dated October 3, 1988, under the
                                    last will and testament of Helen M. Brown
                                    for the benefit of Mary B. Brown

                                    /s/ Mary B. Brown
                                        by Thomas R. Brown, Jr.
                                    --------------------------------------------
                                    Mary B. Brown, by Thomas R. Brown, Jr., as
                                    Attorney-In-Fact

                                    /s/ Sarah M. Brown Smallhouse
                                        by Thomas R. Brown, Jr.
                                    --------------------------------------------
                                    Sarah M. Brown Smallhouse, by Thomas R.
                                    Brown, Jr., as Attorney-In-Fact

                                    /s/ Thomas R. Brown, Jr.
                                    --------------------------------------------
                                    Thomas R. Brown, Jr., as Trustee of Trust
                                    Agreement dated October 3, 1988, under the
                                    last will and testament of Helen M. Brown
                                    for the benefit of Sarah M. Brown Smallhouse

                                    /s/ Thomas R. Brown, Jr.
                                    --------------------------------------------
                                    Thomas R. Brown, Jr., as General Partner,
                                    Brown Investment Management Limited
                                    Partnership

                                    February 11, 2000
                                    CUSIP No. 122574 10 6